CERTIFICATE 1997 NQ2

OPTION TO PURCHASE COMMON SHARES OF DIGITEC 2000, INC., A NEVADA
CORPORATION

VOID AFTER ___________________, AS PROVIDED FOR HEREIN.

OPTIONEE: ______________

EFFECTIVE DATE: April 25,1997

NUMBER OF SHARES: ____________

DIGITEC 2000, INC., A NEVADA CORPORATION, FORMERLY KNOWN AS PROMO
TEL, INC. (the "Company") intending to be legally bound, hereby grants to the Optionee named above an option (the "Option") to purchase all or any part of an aggregate of ________ Common Shares, .01 par value ("Option Shares") of the Company.

1. Exercise Price. The Option shares may be purchased pursuant to this Option at a price of $_________ per share, subject to adjustment as set forth below.

2. Vesting. You may exercise all or any portion of the Option shares effective April 25, 1997.

3. Exercise Procedure. To exercise this Option, or any part, the Optionee shall:
(a) surrender this Option Certificate to the Company at its principal office;
(b) deliver a notice (the "Exercise Notice") specifying the number of Option Shares to be purchased;
(c) pay the full exercise price for the Option Shares to be purchased by certified or bank cashier's check made payable to the Company or other form of payment acceptable to the Company; and
(d) furnish to the Company such other instruments or documents as it or its legal counsel may reasonably require.

If less than all the Option Shares are purchased, the Company will issue, in addition to the Option Shares, a certificate evidencing the number of Option Shares still covered by this Option, or shall mark a notation on this Option Certificate setting forth the number of Option Shares remaining unexercised.

4. Changes in Capitalization. If, prior to the exercise of this Option, the outstanding shares of the capital stock of the Company shall be changed in number or class or exchanged for a different number or kind of shares of stock or other different number or kind of shares of stock or other securities of the Company, whether by reason of recapitalization, reclassification, reorganization,
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combination or split-up of shares or payment of a stock dividend or other similar change in capitalization, affected without receipt of any consideration by the Company, the remaining number of Option Shares and the purchase price shall be adjusted in a manner determined by the Board of Directors of the Company so that the adjusted number of Option Shares and the adjusted purchase price shall be the substantial equivalent of the remaining number of Option Shares and the purchase price prior to the change.

5. Restrictions on Transfer. The Option is not transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by him or her. Optionee shall have no rights as a stockholder until payment of the option price and issuance of Option Shares.

6. Expiration. The Option expires at 5:00 P.M. Eastern Time on _______________ ("Expiration Date"). In the event that Optionee dies during the term of the Option, Optionee's personal representatives may exercise any unexercised Options (without regard to vesting), within one (1) year of Optionee's death. In the event that Optionee's employment with the Company is terminated by the Company as a result of a disability, Optionee may exercise any unexercised Options vested at the time of any such termination for a period of one (1) year after any such termination. In the event that Optionee's employment is terminated for any other reason (except for cause as defined in that certain Employment Agreement between Option and the Company dated effective May 1, 1997), all outstanding unexercised options vested at the time of termination shall expire ninety (90) days after such termination. In the event of termination for cause, all outstanding unexercised options shall immediately expire on such termination.

7. Securities' Law. Optionee acknowledges that the Option Shares to be issued pursuant to this Option are not presently registered under the Securities Act of 1933, as amended, and that the Company has no obligation to register the Option Shares. The Optionee will comply with all applicable resale restrictions and agrees not to transfer any Option Shares unless such transfer in the opinion of counsel acceptable to the Company complies in all respects with applicable federal and state securities' laws. Certificates issued for the Option Shares shall bear legends which the Company deems appropriate.

8. No Right to Employment. Executive acknowledges and agrees that the granting of this Option by itself does not create or imply any obligation of the Company to employ Executive for any period of time.

9. Authority. The Company represents and warrants to Optionee that it has taken, or will take, any and all necessary acts so that the Option is a valid and binding obligation of the Company.

10. Administration. The Board will have the authority and discretion to interpret the Option to make any determinations that it deems necessary or advisable for the administration of the Option and to correct any defect or omission or reconcile any inconsistency in the Option in the manner and to the extent the Board deems necessary or advisable.


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11. Governing Law. The formation, construction, and performance of this Option
Certificate shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and any action relating to this Option Certificate shall be brought exclusively in the state or federal courts of the State of New York.

DIGITEC 2000, INC.


BY: /s/ Frank Magliato
   ---------------------------------
TITLE: President
      ------------------------------

DATE:_______________________________


ACCEPTED AND AGREED TO BY:

____________________________________


DATE:_______________________________


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